SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Synacor, Inc.

(Name of Registrant as Specified In Its Charter)

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Synacor Expands Partnership with Outbrain to Surface and Monetize Relevant Content to Consumers

Synacor to adopt Outbrain solutions to deliver high-quality, personalized content that increases user engagement and revenue

BUFFALO, N.Y. – April 8, 2015 – Synacor Inc. (Nasdaq: SYNC), the trusted technology development, multiplatform services and revenue partner for video, internet and communications providers and device manufacturers, today announced a multiyear content recommendation and monetization partnership with Outbrain Inc., the world’s largest content discovery platform. The deal brings Outbrain’s solutions to the international network of sites Synacor manages for multichannel video programming distributors (MVPDs), internet service providers (ISPs), and consumer electronics manufacturers. It will enable personalized content discovery and provide new revenue opportunities for Synacor and its customers.

“Outbrain’s proprietary recommendation algorithms present highly personalized content and increase user engagement,” said Ron Bernstein, SVP, Ad Sales & Operations, Synacor. “We anticipate that the partnership will generate additional revenues for Synacor and for our customers.”

Outbrain will power modules placed on Synacor’s Startpages, which will aggregate Synacor content and links to third-party stories and articles that users might like.

“We are excited to partner with Synacor and use our technology to surface highly personalized content recommendations to the 20 million people who visit its network of sites,” said Josh Feller, SVP, Global Business Development, Outbrain.

Further details about the agreement were not disclosed.

About Outbrain

Outbrain (www.outbrain.com) is the world’s largest content discovery platform, bringing personalized, relevant online, mobile and video content to audiences while helping publishers understand their audiences through data. Outbrain serves over 190 billion personalized content recommendations every month and reaches over 557 million unique visitors from across the globe.

Outbrain’s expansion to some of the web’s largest global properties is a reflection of its rapid growth and its successful innovations in supporting a new era of digital publishing. Top-tier premium publications that currently leverage the Outbrain platform include: CNN, ESPN, Le Monde, Fox News, The Guardian, Slate, The Telegraph, New York Post, Times of India, Sky News and Time Inc.

Founded in 2006, the company is headquartered in New York with a presence in a growing number of locations globally, including the U.S., UK, Israel, Singapore, Japan and Australia.

Follow @Outbrain on Twitter: twitter.com/Outbrain

About Synacor

Synacor (NASDAQ: SYNC) is the trusted technology development, multiplatform services and revenue partner for video, internet and communications providers, and device manufacturers. We deliver modern, multiscreen experiences and advertising to their consumers that require scale, actionable data and sophisticated implementation. www.synacor.com

Contact:

Meredith Roth, VP, Corporate Communications

Synacor

mroth@synacor.com

+1 716-362-3880

The Synacor logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=11609

Forward-Looking Statements

This release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations or beliefs of management of Synacor, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other factors affecting the operation of the respective businesses of Synacor. More detailed information about these factors may be found under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in Synacor’s annual report on Form 10-K for the year ended December 31, 2014, which is available on the company’s website at investor.synacor.com and on the SEC’s website at www.sec.gov. Synacor is under no obligation to, and expressly disclaims any such obligation to, update or alter their respective forward-looking statements, whether as a result of new information, future events, or otherwise.

Important Additional Information

Synacor, Inc. (the “Company”) has provided to its stockholders a definitive proxy statement, filed with the Securities and Exchange Commission (“SEC”) on March 27, 2015, and an accompanying proxy card in connection with the Company’s 2015 annual meeting of stockholders (the “2015 Annual Meeting”). The Company, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from stockholders in connection with the 2015 Annual Meeting. Information concerning the interests of these directors and executive officers in connection with the matters to be voted on at the 2015 Annual Meeting is included in the definitive proxy statement filed by the Company with the SEC in connection with such meeting. In addition, information concerning the Company’s directors and executive officers is available in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on March 12, 2015. To the extent holdings of the Company’s securities have changed since the amounts contained in the definitive proxy statement filed with the SEC in connection with the 2015 Annual Meeting, such changes have been reflected on Initial Statements of Beneficial Ownership of Securities on Form 3 and Statements of Changes in Beneficial Ownership of Securities on Form 4 filed with the SEC. Such documents are, or will be, available free of charge at the SEC website at http://www.sec.gov. STOCKHOLDERS ARE URGED TO READ CAREFULLY THE DEFINITIVE PROXY STATEMENT FILED BY THE COMPANY AND ANY OTHER RELEVANT DOCUMENTS FILED WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION WITH RESPECT TO THE PARTICIPANTS.

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